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                                                                    EXHIBIT 99.2

                       LENDERS EXTEND REVISED COMMITMENTS
                          TO FINANCE CONSO ACQUISITION

         UNION, SC, January 26, 2000/PRNewswire/ - Conso International Corporation (Nasdaq -NM: CNSO) announced today that it has been advised by CIC Acquisition Co. that CIC Acquisition Co. has obtained extended and revised financing commitments from its lenders for the financing of its acquisition of Conso.

         The financing commitments extend the funding deadline and provide for adjustments in the debt structure of the surviving company. The adjustments do not affect the terms of the proposed acquisition in the Merger Agreement between Conso and CIC Acquisition Co. Under the Merger Agreement, each share of Conso's common stock, other than a portion of the shares held by J. Cary Findlay, Conso's Chairman and principal shareholder, would be converted into the right to receive $9.00 per share in cash upon the closing of the transaction.

         With the revised financing commitments in place, the acquisition is expected to be completed by the end of February, subject to approval by Conso's shareholders at their meeting to be reconvened on February 24, 2000. As previously announced, Conso and CIC Acquisition Co. agreed to extend the closing deadline under their Merger Agreement from January 31 to February 29, 2000, and Conso's special meeting of shareholders to approve the transaction was adjourned from January 18 to February 24, 2000. The revised financing commitments expire on March 31, 2000. As of the time the meeting was adjourned, proxies to be voted in favor of the proposed merger had been received from the holders of approximately 87% of the outstanding Conso shares, more than the 66 2/3% required for approval.